EXHIBIT 15.1

上海宇钧（杭州）律师事务所 UNIVERSAL LAW OFFICES OF HANGZHOU

Date: January 30, 2026

To: CN ENERGY GROUP. INC.

Building 1-B, Room 303, No. 268 Shiniu Road

Liandu District, Lishui City, Zhejiang Province

The People’s Republic of China

Dear Mesdames/Sirs,

As we has been acting as the company's “PRC Counsel” since February 6, 2024, we consent to the references to our firm under the mentions of “PRC Counsel” in connection with the annual report on Form 20-F of CN ENERGY GROUP. INC. (the “Company”) for the fiscal year ended September 30, 2025, including all amendments or supplements thereto (the “Annual Report”), filed by the Company with the Securities and Exchange Commission (the “SEC”) on or about January 30, 2025 under the U.S. Securities Act of 1933 (as amended). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Mixue Shen
Mixue Shen
Attorney at Law
Universal Law Offices Of Hangzhou

地址：浙江省杭州市萧山区建设四路10907、10909、10911、10913号	Add：Nos. 10907, 10909, 10911 and 10913, Jianshe 4th Road, Xiaoshan District, Hangzhou, Zhejiang Province, PRC
电话 Tel：0571-57158338 传真 Fax：0571-57158338